Exhibit 10.5

[Form of Agreement]

FIRST LOUISIANA BANK
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the _____ day of ________ __, 200_, between First Louisiana Bank (the “Association” or the “Employer”), a federally chartered savings and loan association which is the wholly owned subsidiary of First Louisiana Bancshares, Inc. (the “Corporation”), and Ron C. Boudreaux (the “Executive”).

WITNESSETH

WHEREAS, as a result of the Merger, as hereinafter defined, the Executive is becoming employed as the President and Chief Executive Officer of the Association;

WHEREAS, as a result of the Merger, Executive is also becoming employed as the President and Chief Operating Officer of the Corporation, a Louisiana corporation;

WHEREAS, the Executive was previously employed as the President and Chief Executive Officer of First Louisiana Bank, a Louisiana-chartered bank ("First Louisiana") and its parent holding company First Louisiana Bancshares, Inc., a Louisiana corporation ("Bancshares") which merged with and into the Corporation (the “Merger”) in accordance with terms of the Agreement and Plan of Merger dated as December 11, 2007 by and among Home Federal Bancorp, Inc. of Louisiana, Home Federal Mutual Holding Company of Louisiana and Bancshares, pursuant to an amended and restated employment agreement between First Louisiana, Bancshares and the Executive entered into as of June 13, 2006 (the "First Louisiana Employment Agreement") and as subsequently further amended as of December 11, 2007 (the "First Amendment");

WHEREAS, the Association desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement;

WHEREAS, the Executive is willing to serve the Association on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is concurrently entering into a separate employment agreement with the Corporation (the “Corporation Agreement”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Association and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive’s “Annual Compensation” for purposes of determining severance payable under this Agreement shall be deemed to mean the sum of (i) the annual rate of Base Salary as of the Date of Termination, and (ii) the cash bonus, if any, earned by the Executive for the calendar year immediately preceding the year in which the Date of Termination occurs.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Association, a change in the effective control of the Corporation or the Association or a change in the ownership of a substantial portion of the assets of the Corporation or the Association, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(h)           Effective Date.  The Effective Date of this Agreement shall mean ________ __, 200__.

(i)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(j)           ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i)           Good Reason.  “Good Reason” means the occurrence of any of the following conditions:

(i)           any material breach of this Agreement by the Association, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Association instead of reporting directly to the Board of Directors of the Association (the “Association Board”), or

(ii)           any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Association within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Association shall thereafter have the right to remedy the condition within thirty (30) days of the date the Association received the written notice from the Executive.  If the Association remedies the condition within such thirty (30) cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Association does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(k)           IRS.  IRS shall mean the Internal Revenue Service.

(l)           Notice of Termination.  Any purported termination of the Executive’s employment by the Association for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be effective immediately if the Association terminates the Executive’s employment for Cause, and (iv) is given in the manner specified in Section 10 hereof.

(m)           Retirement.  “Retirement” shall means voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Association’s 401(k) plan.

2.           Term of Employment and Duties.

(a)           The Association hereby employs the Executive as the President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Association on the terms and conditions set forth in this Agreement.  The terms and conditions of this Agreement shall be and remain in effect during the period of three years beginning on the Effective Date of this Agreement and ending on the third anniversary of the Effective Date, plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

(b)           Except as provided in Section 2(c), and subject to the requirement below that the Association Board determine at least annually that continued extensions are appropriate, beginning on the Effective Date, on each day during the Employment Period, the Employment Period shall automatically be extended for one additional day, unless either the Association, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given.  At least annually, the Association Board shall consider and review (with appropriate corporate documentation thereof, and taking into account all relevant factors) the Executive’s performance hereunder and whether the Employment Period shall continue to be extended.  If the Association Board determines at least annually that continued extensions of the Employment Period are appropriate, then the Employment Period shall continue to extend each day as set forth above.  If the Association Board determines not to extend the Employment Period, it shall provide written notice to the Executive as set forth above.

(c)           Nothing in this Agreement shall be deemed to prohibit the Association at any time from terminating the Executive’s employment during the Employment Period for any reason, provided that the relative rights and obligations of the Association and the Executive in the event of any such termination shall be determined under this Agreement.

(d)           During the term of this Agreement, the Executive shall manage the operations of the Association and oversee the officers that report to him.  The Executive shall also oversee the implementation of the policies adopted by the Board of Directors of the Bank and shall report directly to the Board of Directors.  In addition, the Executive shall perform such executive services for the Association as may be consistent with his titles and from time to time assigned to him by the Association’s Board of Directors.

(e)           During the term of this Agreement, the Association Board shall nominate the Executive to be a director of the Association when his term expires and recommend his election to the sole stockholder of the Association, subject to the fiduciary duties of the Association Board.

3.           Compensation and Benefits.

(a)           The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $172,500 per year (“Base Salary”), which amount may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer.  It is the intent of the Board of Directors of the Employer to implement a short-term cash incentive plan in which the Executive will be a participant (the “Incentive Plan”).  It is expected that the Incentive Plan will operate at least during the period between the Effective Date and the quarter in which the Stock Benefit Plans (as hereinafter defined) are implemented by the Corporation and will provide for the payment of bonuses in amounts substantially consistent with the Association’s historical level of discretionary bonuses to employees. The Executive and the Association acknowledge that a portion of the Base Salary may be paid by the Corporation pursuant to the terms of the Corporation Agreement for services rendered to the Corporation by the Executive pursuant to his service as President and Chief Operating Officer thereof.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer.  The Association shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Association and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Association.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policy as established from time to time by the Board of Directors of the Employer.  The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

(d)           During the term of this Agreement, in keeping with past practices, the Employer shall continue to provide the Executive with an automobile comparable to the one currently provided to him.  The Employer shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil.

(e)           During the term of this Agreement, the Employer shall provide to the Executive (i) major medical insurance covering the Executive and his dependents in accordance with the limits and policies established by the Employer and (ii) one or more life insurance policies on the life of the Executive providing benefits of not less than two times the Executive’s Base Salary.

(f)           The Corporation expects to adopt and present to stockholders for their consideration and approval a new stock option plan and a new management recognition and retention plan (collectively, the “Stock Benefit Plans”) in which employees of the Corporation and the Association will be eligible to participate.  The Executive will be entitled to participate in both of the Stock Benefit Plans.  Assuming that the Stock Benefit Plans receive the requisite stockholder approval, it is expected that the Board of Directors of the Corporation or a committee thereof will, subject to its fiduciary duties, grant options and restricted stock awards to the Executive covering 20% to 25% of the shares of common stock of the Corporation reserved for issuance under the terms of each of the Stock Benefit Plans.

(g)             Except as otherwise agreed between the Corporation and the Association, (a) the Executive's compensation, benefits, and severance and (b) expenditures made by the Executive on behalf of the Association, as set forth in this Agreement, shall be paid by the Corporation and the Association in the same proportions as the (a) time and services and (b) expenditures actually expended by the Executive on the business of the Corporation and the business of the Association, respectively.  For this purpose, the Executive shall maintain, and provide to the Association on at least a monthly basis, documentation of the time and expenses expended by the Executive on the business of each of the Corporation and the Association.  No provision contained in this Agreement shall require the Association to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement or the agreement of even date being entered into between the Corporation and the Executive.

4.           Expenses.  The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, automobile expenses described in Section 3(d) hereof, and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and policies as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)          The Association shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Executive’s employment is terminated by the Association for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)          In the event that (i) a Change in Control of the Corporation or the Association occurs, (ii) the Executive’s employment is terminated by the Association for other than Cause, Disability, Retirement or the Executive’s death or (iii) such employment is terminated by the Executive for Good Reason, then the Association shall, subject to the provisions of Section 6 hereof, if applicable,

(A)          pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times that portion of the Executive’s Annual Compensation paid by the Association,

(B)          maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability insurance offered by the Association in which the Executive was entitled to participate immediately prior to the Date of Termination (other than the continuation of any vacation time, sick leave or similar leave), subject to subparagraphs (C) and (D) below,

(C)          in the event that the Executive’s participation in any plan, program or arrangement as provided in subparagraph (B) of this Section 5(d) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Association shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Association as of the Date of Termination, and

(D)          any insurance premiums payable by the Association pursuant to Section 5(d)(B) or (C) shall be payable at such times and in such amounts as if the Executive was still an employee of the Association, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Association in any taxable year shall not affect the amount of insurance premiums required to be paid by the Association in any other taxable year.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Association or the Corporation, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Association pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Association under Section 5 being non-deductible to the Association pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  In no event shall the payments and benefits payable under Section 5 exceed three times the Executive’s average taxable income from the Association for the five calendar years preceding the year in which the Date of Termination occurs, with any benefits to be provided subsequent to the Date of Termination to be discounted to present value in accordance with Section 280G of the Code.  If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Association and paid by the Association.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Association pursuant to employee benefit plans of the Association or the Corporation or otherwise.

8.           Withholding.  All payments required to be made by the Association hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Association shall determine are required to be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Association may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Association may hereafter merge or consolidate or to which the Association may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Association hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Association:	Secretary
First Louisiana Bank
621 Market Street
Shreveport, Louisiana  71101

To the Executive:	Ron C. Boudreaux
At the address last appearing on
the personnel records of the Employer

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Association Board to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Association may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Association to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Association hereunder, such right shall be no greater than the right of any unsecured general creditor of the Association.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Office of Thrift Supervision (“OTS”) Rules and Regulations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Association as of the date of termination shall not be affected.

(c)           If the Association is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Association as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Association is necessary: (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

18.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

19.           Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

20.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the First Louisiana Employment Agreement and the First Amendment.  By having this Agreement supersede the First Louisiana Employment Agreement, which shall be terminated in connection with the Merger, and the First Amendment, the Executive acknowledges and agrees that no payments or benefits have been or will be made to the Executive pursuant to Sections 3 and 4 of the First Louisiana Employment Agreement as a result of the Merger or in the event his employment is terminated on or after the Effective Date except for the payment specifically provided for in paragraph 3 of the First Amendment under the terms thereof in connection with the consummation of the Merger.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	FIRST LOUISIANA BANK

By:
DeNell W. Mitchell		Scott D. Lawrence
Corporate Secretary		Chairman of the Audit Committee

EXECUTIVE

By:
Ron C. Boudreaux